EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.)

We hereby consent to the use in this Registration Statement of Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.) on Form SB-2, of our report on the consolidated financial statements of Allegro Biodiesel Corporation. and subsidiaries dated April 6, 2006, related to the consolidated financial statements of Allegro Biodiesel Corporation and subsidiaries as of December 31, 2005 and for the year then ended. We also consent to the reference to us in the Experts section of this Prospectus.

/s/    McKennon, Wilson & Morgan LLP

Irvine, California

December 8, 2006